Exhibit 10.79

Contract treated as exchanged

1:15 pm

Law Society Formula.

Ref:

on behalf of
the Buyer

DATE: 5th December 2018

CONTRACT RELATING TO SALE OF SPICERS, SAWSTON, CAMBRIDGE

Between

ARACARIS CAPITAL LIMITED

and

HUAWEI TECHNOLOGIES RESEARCH & DEVELOPMENT (UK) LIMITED

Annexure 1: Electronic Data Rooms document list.

Annexure 2: Agreed form of transfer.

Annexure 3: Agreed form of Lease.

CMS Cameron McKenna Nabarro Olswang LLP
Cannon Place
78 Cannon Street
London EC4N 6AF
T +44 20 7367 3000
F +44 20 7367 2000
cms.law

TABLE OF CONTENTS

1.	Definitions	1
2.	Interpretation	3
3.	The Conditions	4
4.	Sale and Purchase	4
5.	Deposit	5
6.	Title	5
7.	Title Guarantee	5
8.	Matters Affecting the Property	6
9.	Insurance	7
10.	The Transfer	8
11.	Rent Deposit Deed	8
12.	Completion of the sale of the Property	8
13.	Grant of the Lease	9
14.	Registration	10
15.	Apportionments	10
16.	Arrears	11
17.	Maintenance Contracts	11
18.	Management	12
19.	Employment	12
20.	Basic Payment Entitlements	14
21.	Environmental Stewardship Agreement and SSSI	15
22.	Capital Allowances	16
23.	VAT	17
24.	Release of the Seller	19
25.	Post-Completion Receipts	20
26.	State and Condition of the Property	20
27.	Health and Safety File	21
28.	Costs	21
29.	Confidentiality	21
30.	Entire Contract	22
31.	After Completion	22
32.	Notices and Documents	22
33.	Contracts (Rights of Third Parties) Act 1999	23
34.	Governing Law and Jurisdiction	23

Schedule 1 The Tenancies	24
Schedule 2 Form of election under section 198 of the Capital Allowances Act 2001	27
Annexure 1 The Electronic Data Rooms	29
Annexure 2 Transfer	30
Annexure 3 Lease	31
Annexure 4 Unregistered land	32
Annexure 5 Rent Deposit Deed	33
Annexure 6 Whittle Lake 2018 Membership List	34
Annexure 7 Deed of Assignment for MLM Reliance Letter	35

ASSET SALE CONTRACT (ENGLAND AND WALES)

DATE

PARTIES

(1)	ARACARIS CAPITAL LIMITED (incorporated and registered in England and Wales under company registration number 09103328), the registered office of which is at Suite 1, 3rd Floor, 11-12 St. James’s Square, London SWIY 4LB (the “Seller”); and

(2)	1HUAWEI TECHNOLOGIES RESEARCH & DEVELOPMENT (UK) LIMITED (incorporated and registered in England and Wales under company registration number 07371283) the registered office of which is at 302 Cambridge Science Park, Milton Road, Cambridge, England, CB4 OWG (the “Buyer”).

IT IS AGREED AS FOLLOWS:

1.	DEFINITIONS

1.1	The following definitions apply in this contract:

“Arrears” means all money due from the Tenants on or before Completion but which has not been received by the Seller or its agents as cleared funds before Completion, and

(a)	includes any money due from a Tenant under any rent deposit deed, but
(b)	excludes any money due from a Tenant in respect of which the Seller has made a withdrawal pursuant to a rent deposit deed in satisfaction (or partial satisfaction) of the amount due but only to the extent of the withdrawal made;

“Business Day” means a day other than Saturday, Sunday or a day on which banks are authorised to close in London for general banking business;

“Buyer’s Solicitors” means Harrison Clark Rickerbys Limited of Suite 24, 100 Longwater Avenue Green Park Reading RG2 6GP (reference RNLIFlua007-0004);

“CDC Service Charge” means thirty five thousand pounds (05,000) per annum;

“Charges” means the following charges appearing on the Charges Register of the said title numbers:

Title number:	Charges:
CB1793 as at 25 July 2018 timed at 12:15:48	a) b) c)

charge dated 17 November 2014 in favour of Together Commercial Finance Limited;

charge dated 17 February 2015 in favour of Together Commercial Finance Limited; and

charge dated 21 June 2017 in favour of Four M Purchasers LLP;

CB98091 as at 25 July 2018 timed at 14:22:01	a)	charge dated 17 February 2015 in favour of Together Commercial Finance Limited; and

	b)	charge dated 21 June 2017 in favour of Four M Purchasers LLP;
CB219591 as at 25 July 2018 timed at 12:20:28	a) b) c)

charge dated 17 November 2014 in favour of Together Commercial Finance Limited;

charge dated 17 February 2015 in favour of Together Commercial Finance Limited; and

charge dated 21 June 2017 in favour of Four M Purchasers LLP;

CB271349 as at 25 July 2018 timed at 12:19:46	a) b) c)

charge dated 17 November 2014 in favour of Together Commercial Finance Limited;

charge dated 17 February 2015 in favour of Together Commercial Finance Limited; and

charge dated 21 June 2017 in favour of Four M Purchasers LLP;

CB278414 as at 25 July 2018 timed at 14:20:37	a) b)	charge dated 17 February 2015 in favour of Together Commercial Finance Limited; and charge dated 21 June 2017 in favour of Four M Purchasers LLP; and
CB361898 as at 25 July 2018 timed at 14:23:16	a)	charge dated 21 June 2017 in favour of Four M Purchasers LLP;

“Completion” means the date that the Transfer of the Property to the Buyer is actually completed and references in the Standard Conditions to ‘actual completion’ are to be read accordingly;

“Completion Date” means 14 December 2018 or earlier by agreement;

“Conditions” means the conditions in Part 1 of the Standard Commercial Property Conditions (Third Edition, 2018 Revision);

“Contract Rate” means four per cent over the base rate from time to time of Lloyds Bank plc;

“Deposit” means the payment of 20 per cent of the Purchase Price (exclusive of VAT) being seven million five hundred thousand pounds (£7,500,000);

“Electronic Data Rooms” means the electronic data rooms in respect of the Property, access to which the Seller has given to the Buyer (and the Buyer’s Solicitors) and containing the documents listed in Annexure 1;

“Employment Costs” means all remuneration, benefits, entitlements and outgoings including, without limitation, all wages, holiday pay, bonuses, commissions, employer’s taxes, employer’s National Insurance and social security contributions and employer pension contributions;

“Environmental Stewardship Agreement” means the Entry Level and High Level Stewardship Scheme made between (1) Aracaris Capital Limited and (2) Natural England with agreement number AG00635872;

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“First RPI Review Date” means (the date calculated in accordance with clause 13.3) 2023;

“Lease” means the lease between the Seller and Aracaris Limited in the agreed form annexed to this contract as Annexure 3;

“Property” means the Registered Property and the Unregistered Land;

“Purchase Price” means thirty seven million five hundred thousand pounds (£37,500,000) (exclusive of VAT);

“Registered Property” means the freehold property known as Spicers, Sawston, Cambridge as registered at the Land Registry under title numbers CB1793, CB98091, CB219591, CB271349, CB278414 and CB361898;

“Rent Deposit Deed” means the rent deposit deed in the form of the draft annexed to this contract as Annexure 5;

“Second RPI Review Date” means (the date calculated in accordance with clause 13.3) 2033;

“Seller’s Solicitors” means CMS Cameron McKenna Nabarro Olswang LLP of Cannon Place, 78 Cannon Street, London EC4N 6AF (reference: ADBV/NA2420.9);

“Tenancies” means the leases, licences and supplemental documents listed in Schedule 1 and any other supplemental document entered into by the Seller in connection with the management of the Property between the date of this contract and Completion;

“Tenants” means the tenants and/or licensees under the Tenancies;

“Transfer” means the transfer of the Property from the Seller to the Buyer in the form of the draft annexed to this contract as Annexure 2;

“Unregistered Land” means the land shown edged red on the plan annexed to this contract as Annexure 4;

“VAT” means value added tax and/or any similar tax from time to time replacing it or performing a similar fiscal function.

1.2	Words and phrases defined in the Conditions have the same meaning in this contract, unless they have been defined otherwise in clause 1.1.

2.	INTERPRETATION

2.1	Unless otherwise expressly stated, the rules of interpretation set out in this clause 2 apply in this contract.

2.2	The contents page, headings and sub-headings in this contract are for ease of reference only and do not affect the meaning of this contract.

2.3	A reference to legislation is a reference to all:

2.3.1	directives, decisions and regulations of the Council or Commission of the European Union; and

2.3.2	Acts of Parliament; and

2.3.3	orders, regulations, consents, licences, notices and bye-laws made or granted:

(a)	under any Act of Parliament; or

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(b)	under any directive, decision or regulation of the Council or Commission of the European Union; or

(c)	by a local authority or by a court of competent jurisdiction; and

2.3.4	any mandatory codes of practice issued by a statutory body, in each case having effect in the relevant part of the United Kingdom from time to time.

2.4	A reference to particular legislation is a reference to that legislation as amended, modified, consolidated, re-enacted or replaced from time to time and to all subordinate legislation made under it from time to time.

2.5	Obligations undertaken by more than one person are joint and several obligations.

2.6	Unless otherwise stated, a reference to a clause, paragraph or schedule is to a clause or paragraph of or a schedule to this contract. A reference to this contract includes its schedules and annexures.

2.7	Words in the singular include the plural and vice versa.

2.8	Reference to one gender includes all genders.

2.9	A requirement that a notice or other communication to be given or made under or in connection with this contract must be signed by the person giving or making it will be deemed to be satisfied if the notice or other communication is signed on behalf of the person giving it.

3.	THE CONDITIONS

3.1	This contract incorporates the Conditions, except to the extent that they are varied or disapplied by or are inconsistent with the terms set out in this contract.

3.2	Condition 9.8.1 is varied by the addition of the following at the end: “under this condition but not otherwise”.

3.3	Conditions 10.5.2(b) and 10.6.2(b) are both varied by the addition of the words: “and any other materials” after the words: “return any documents”.

3.4	Conditions 1.1.4, 1.2, 4.2.1, 9.3.7 and 9.3.8 do not apply to this contract.

3.5	A reference in the Conditions to a working day is a reference to a Business Day.

3.6	A reference in the Conditions to a party’s conveyancer is to the Seller’s Solicitors or the Buyer’s Solicitors as the case may be.

4.	SALE AND PURCHASE

4.1	The Seller shall sell and the Buyer shall buy the Registered Property, together with whatever title or interest (if any) the Seller has in the Unregistered Land, for the Purchase Price in accordance with this contract.

4.2	Prior to Completion, the Seller shall grant the Lease to Aracaris Limited, and Aracaris Limited shall accept the Lease in accordance with this contract.

4.3	The Buyer will pay to the Seller:

4.3.1	L150,000 on the first anniversary of the Completion Date; and

4.3.2	£150,000 on the second anniversary of the Completion Date.

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5.	DEPOSIT

5.1	The Buyer shall pay the Deposit no later than the date of this contract.

5.2	Condition 3.2.2 is varied by the deletion of the words “from an account held in the name of a conveyancer” and the addition in their place of the words “in same day cleared funds from the Buyer’s Solicitors’ client account”.

5.3	Condition 3.2.2 as varied shall apply to any payment made under Condition 9.8.3.

6.	TITLE

6.1	The Seller is registered at the Land Registry as proprietor with title absolute to the Registered Property. The Buyer has received from the Seller before the date of this contract:

6.1.1	subject to clause 6.4, copies of the Tenancies; and

6.1.2	a copy of the entries subsisting on the register of the Registered Property and of any title plans and copies or abstracts of any documents referred to on that title as being filed at the Land Registry other than the Charges.

6.2	The Buyer shall accept the Seller’s title as shown by the Seller without further enquiry or requisition save in relation to any matters arising as a result of a buyer’s usual pre completion searches at the Land Registry and Companies House.

6.3	The Seller has no information regarding title to the Unregistered Land and the Buyer shall accept the Seller’s title to the Unregistered Land (if any) without enquiry or requisition.

6.4	Conditions 7.1, 7.2, 7.3.1 and 7.3.2 do not apply to this contract.

6.5	Condition 7.4.2 is varied by the addition of the following at the end: “The Seller shall not be required to include any matter in the statutory declaration which is not after reasonable enquiry within its personal knowledge”.

7.	TITLE GUARANTEE

7.1	The Seller shall transfer the Registered Property with full title guarantee, subject to the following modifications:

7.1.1	the covenant set out in section 3(1) of the Law of Property (Miscellaneous Provisions) Act 1994 will not extend to the words “and could not reasonably be expected to” in that section; and

7.1.2	the Seller shall not be liable under any of the covenants set out in section 3(2) of the Law of Property (Miscellaneous Provisions) Act 1994.

7.2	The Seller shall transfer title to the Unregistered Land with no title guarantee.

7.3	Conditions 7.6.2 and 7.6.3 do not apply to this contract.

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8.	MATTERS AFFECTING THE PROPERTY

8.1	The Registered Property and the Unregistered Land is sold subject to, and where applicable, with the benefit of:

8.1.1	the matters (other than the Charges) contained or referred to in the registers maintained by the Land Registry and shown in the official copies of the following title numbers:

(a)	CB1793 as at 25 July 2018 timed at 12:15:48;

(b)	CB98091 as at 25 July 2018 timed at 14:22:01;

(c)	CB2I 9591 as at 25 July 2018 timed at 12:20:28;

(d)	CB271349 as at 25 July 2018 timed at 12:19:46;

(e)	CB278414 as at 25 July 2018 timed at 14:20:37; and

(f)	CB361898 as at 25 July 2018 timed at 14:23:16;

8.1.2	the obligations and rights arising by virtue of the Tenancies;

8.1.3	any matters arising from the Seller’s management of the Property in accordance with clause 18 before Completion as contemplated by this contract;

8.1.4	all matters disclosed in the Electronic Data Rooms before the date of this contract;

8.1.5	all matters discoverable by inspection of the Property before the date of this contract;

8.1.6	all matters relating to the Property which the Seller does not know about;

8.1.7	entries in any public register (whether made before or after the date of this contract) other than in respect of the Charges;

8.1.8	public requirements and any matters arising by virtue of any legislation, regulation or administrative decisions or actions;

8.1.9	any unregistered interests which fall within any of the paragraphs of Schedule 3 of the Land Registration Act 2002 (when read together with paragraphs 7 to 13 of Schedule 12 of that Act);

8.1.10	all matters disclosed or which would be disclosed by searches or as a result of enquiries (formal or informal, and whether made in person or in writing) made by or for the Buyer or which a prudent buyer ought to make; and

8.1.11	any unregistered interests which fall within any of the paragraphs of Schedule 1 of the Land Registration Act 2002 (when read together with paragraphs 7-13 of Schedule 12 of that Act), and any interests which fall within section 11(4)(c) of that Act.

8.2	The Buyer will be deemed to take the Registered Property and the Unregistered Land with full knowledge of the matters subject to which the Registered Property and the Unregistered Land is sold, and shall not make any requisition or claim in respect of any of those matters save (in respect of the Registered Property only) in relation to any matters revealed by a buyer’s usual pre completion searches at the Land Registry and Companies House.

3	Conditions 4.1.1, 4.1.2 and 4.1.3 do not apply to this contract.

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9.	INSURANCE

9.1	The Seller shall maintain (and if necessary renew) the insurance of the Property and in accordance with any obligation on it as landlord under the Tenancies until Completion.

9.2	The Seller shall permit the Buyer to inspect the policy or evidence of its terms at any reasonable time and, if the insurers agree, obtain or consent to an endorsement on the policy of the Buyer’s interest at the Buyer’s expense.

9.3	The Seller shall not be responsible for any deficiency in the amount insured or inadequacy of the risks covered but will, at the reasonable request and cost of the Buyer, increase the amount insured or the risks covered.

9.4	Until Completion the Seller shall use its reasonable endeavours to process any claim made under the policy during the period from and including the date of this contract to and including Completion and will notify the Buyer of any significant steps taken. Within a reasonable time after Completion and so far as the Seller may be able to do pursuant to the relevant policy and subject to the consent (if required) of the insurer, the Seller shall assign to the Buyer all rights to claim under the policy, other than those in respect of:

9.4.1	loss of rent up to Completion; and

9.4.2	relating to the property demised by the Lease; and

any such assignments will be in the form reasonably requested by the Buyer and which the Seller is reasonably able to give having regard the requirements of the insurer.

9.5	If the Seller receives any insurance money, other than in respect of:

9.5.1	loss of rent up to Completion; and/or

9.5.2	relating to the property demised by the Lease,

it shall apply that money first in accordance with the terms of the Tenancies and, to the extent that such money has not been expended for such purpose before Completion, shall hold all monies not expended on trust for the Buyer and shall at actual completion make it available to the Buyer for such purpose, but where the Seller has properly incurred costs before receipt of insurance money in reinstating or remedying damage caused by an insured risk, or the insurance money relates to the property demised by the Lease, the Seller will be entitled to retain such insurance money received in reimbursement of the costs so incurred or reinstate the property demised by the Lease (as the case may be) and any insurance monies retained by the Seller pursuant to clause 9.5.2 will be used by the Seller for reinstatement purposes.

9.6	At (or as soon as practicable after) Completion the Seller shall terminate its insurance policy (except in respect of that part of the Property as demised by the Lease and/or as otherwise provided for in the Lease) and use its reasonable endeavours to obtain an appropriate refund of any premium paid by the Tenants.

9.7	Subject to clause 9.8, the Seller shall refund to each relevant Tenant within 20 Business Days of receipt from the insurer the proportionate part of the insurance premiums actually received by the Seller from each Tenant in relation to the then current period of insurance for the period from (but excluding) Completion, or, at the option of the Seller, pay or allow such refund to the Buyer on trust to account for it to the Tenants in the same manner.

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9.8	If, at the time the Seller would be liable to refund a Tenant an amount (or pay such a refund to the Buyer) under clause 9.7, there are Arrears in relation to that Tenant to which the Seller is entitled, the Seller shall not be bound to refund or pay the amount attributable to that Tenant under clause 9.7 (or, if less, such part of that amount as does not exceed those Arrears) (the “Retained Sum”) but may retain the Retained Sum and the Buyer may credit an amount equal to the Retained Sum against any Arrears which the Buyer is liable to pay to the Seller pursuant to clause 16.

9.9	The Buyer agrees to the insurer reimbursing the Seller directly in respect of the Seller’s proper costs and/or expenses incurred by the Seller relating to:

9.9.1	damage to the Property; or

9.9.2	relating to the property demised by the Lease; or

9.9.3	loss of rent before Completion

and any insurance monies received directly by the Seller pursuant to clause 9.9.2 will be used by the Seller for reinstatement purposes.

9.10	Condition 8.2 and section 47 of the Law of Property Act 1925 do not apply to this contract.

10.	THE TRANSFER

10.1	The Seller shall not be required to transfer the Property otherwise than as a whole and to the Buyer at the Purchase Price.

10.2	The Transfer shall be in the form of the draft annexed to this contract as Annexure 2.

10.3	The Seller shall deliver engrossments of the Transfer to the Buyer’s Solicitors at least ten Business Days before the Completion Date.

10.4	The Buyer shall execute the Transfer as a deed in duplicate and shall deliver the duplicate to the Seller’s Solicitors on the Completion Date.

10.5	Condition 7.3.2 does not apply to this contract.

11.	RENT DEPOSIT DEED

Immediately following completion of the Transfer, the Buyer shall enter into, and the Seller shall procure that the tenant of the Lease enters into, the Rent Deposit Deed.

12.	COMPLETION OF THE SALE OF THE PROPERTY

12.1	Completion shall take place on the Completion Date and the money due on completion (including any VAT on the Purchase Price) shall be paid by electronic means in same day cleared funds from the Buyer’s Solicitors’ client account held at a clearing bank to the bank account specified by the Seller’s Solicitors and, if applicable, by an unconditional release of the Deposit held by the Seller’s Solicitors to the Seller.

12.2	Condition 9.1.2 is varied by the deletion of the words “If the money due on completion is received after 2.00 p.m.” and the substitution in their place of the words “Unless the money due on completion is received by the bank account specified by the Seller’s Solicitors for the purpose (on terms that it is unconditionally released to the Seller) before 1.00 p.m. and the unconditional release referred to in clause 12.1 of the contract is given before 1.00 p.m. ” and is further varied by the addition of the words “(as amended or supplemented by this contract)” after the words “9.3 and 10.3”.

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12.3	Condition 9.1.3(b) is varied by the deletion of the words “after 2.00 p.m.” and the addition in their place of the words “after 1.00 p.m.”.

12.4	The wording in Condition 9.3.2(a) does not apply and the following wording is substituted for it “if the whole Property is sold with vacant possession or Condition 10.3.4 applies, Completion, or”.

12.5	The wording in Condition 9.3.2(a) does not apply and the following wording is substituted for it “if the whole Property is sold with vacant possession or Condition 10.3.4 applies, Completion, or”.

12.6	Condition 10.3.2 is varied by the addition of the words “but together with the difference between interest at the Contract Rate on any deposit paid and interest actually received by the Seller on any deposit paid” after the words “less any deposit paid”.

12.7	For the purposes of Condition 10.3.4 the Seller gives the Buyer notice that it will take the net income from the Property until completion as well as compensation under Condition 10.3.1.

12.8	If one party is ready, willing and able to complete (and at all times remains ready, willing and able to complete) but Completion does not take place on the Completion Date solely due to the other party’s default, the defaulting party will pay to the other interest at the Contract Rate on the Purchase Price from and after the Completion Date until the earlier ()factual completion or a maximum of fifteen days following the Completion Date.

12.9	On Completion the Seller will assign the letter of reliance dated 26 June 2014 from MLM Consulting Ltd to Aracaris Capital Limited, such assignment to be in the form at Appendix 7.

12.10	At the Buyer’s cost the Seller will use reasonable endeavours to procure a reliance letter from Buro Happold Limited in respect of their audit reports dated 9 March 2016, 27 March 2017 and 27 March 2018.

12.11	On Completion the Seller shall deliver to the Buyer’s Solicitors:

12.11.1	the executed Transfer;

12.11.2	rent authority letters addressed to the Tenants;

12.11.3	all deeds and documents relating to the Property in the Seller’s possession.

13.	GRANT OF THE LEASE

13.1	Prior to Completion, the Seller shall:

13.1.1	obtain vacant possession of that part of the Property comprised in the Blue Area (as defined in the Lease) and shall be responsible for all the associated costs incurred by the Seller; and

13.1.2	grant the Lease to Aracaris Limited.

13.2	The Lease shall be granted for the term of 20 years from and including Completion and shall be at the annual initial rent specified in the Lease.

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13.3	The rent review dates under the Lease shall be:

13.3.1	In respect of the First RPI Review Date, the date 5 years after completion;

13.3.2	In respect of the OMR Review Date, the date 10 years after completion; and

13.3.3	In respect of the Second RPI Review Date, the date 15 years after completion.

14.	REGISTRATION

The Buyer shall apply to register the Transfer at HM Land Registry and shall ensure that any requisitions raised by the Land Registry in connection with that application are dealt with promptly and properly and shall take all such steps as may be necessary to procure that it is registered as the registered proprietor of the Property. The Seller will provide the Buyer with such reasonable assistance it may require in dealing with any such requisitions provided that the Buyer indemnifies the Seller against any costs incurred. The Buyer shall provide the Seller with official copies of the register of the Buyer’s title (including the title plan) within 5 Business Days of completion of the registration of the Transfer.

15.	APPORTIONMENTS

15.1	Condition 9.3 applies as varied by this contract.

15.2	The income to be apportioned under Condition 9.3 shall exclude VAT and payments in respect of insurance.

15.3	To the extent that any income is Arrears, payment of the apportioned part shall not be paid or allowed to the Buyer on Completion.

15.4	Rent (which here means the annual rent first reserved by a Tenancy at the rate payable at actual completion and the CDC Service Charge and in each case excluding any VAT on such amounts) will be apportioned at actual completion in accordance with the following formula:

A x C/B

where:

A	is the Rent and the CDC Service Charge

B	is 365 (or 366 for any apportionment where actual completion falls within a leap year) and

C	is the number of days from but excluding the day of actual completion to but excluding the first date after actual completion upon which an instalment of Rent is due or (where such first date after actual completion is the day after actual completion) zero.

and the Buyer will, subject to clause 15.3, be allowed the amount so apportioned.

15.5	Condition 9.3.4(a) is varied by the addition of the words “the day after” after the words “from and including”.

15.6	If Completion is in a leap year, Condition 9.3.4(a) is further varied by the deletion of “1/365” and the substitution in its place of “1/366”.

15.7	Condition 9.3.6 does not apply to this contract.

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16.	ARREARS

16.1	Following actual completion, the Seller shall retain all rights to the Arrears. The Buyer will provide such support and cooperation as the Seller may reasonably request, to assist the Seller’s efforts to collect Arrears.

16.2	As between the Seller and the Buyer and notwithstanding clauses 16.1, the Buyer is entitled to:

16.2.1	that part of any Arrears of the annual rent first reserved (excluding any VAT on that rent) under the Tenancies which became due on the rent payment date immediately preceding Completion and which would have been apportioned to the Buyer pursuant to clause 15 had the relevant amount not been Arrears; and

16.2.2	any Arrears on account of which the Seller has retained an amount in respect of insurance premium pursuant to clause 9.8;

and the Seller is entitled to all other Arrears.

16.3	If on or after Completion the Seller (or its managing agents) receives any money as cleared funds from a Tenant (or a guarantor of a Tenant) in respect of Arrears, the Seller shall retain that money and apply it in order to reduce or discharge (on a pound-for-pound basis) the Arrears due from that Tenant and to which the Seller is entitled. To the extent that such money exceeds the amount of the Arrears due from that Tenant to which the Seller is entitled (on a pound for pound basis), the Seller shall pay that excess to the Buyer as soon as reasonably practicable after receipt.

16.4	If the Buyer receives any money from a Tenant (or from a Tenant’s guarantor or from any other form of security held in respect of a Tenant) in respect of Arrears it shall immediately pay the whole of that money to the Seller in order to reduce or discharge (or such part of that money as will discharge), on a pound-for-pound basis, the Arrears in respect of that Tenant to which the Seller is then entitled (after having deducted any amount which the Seller has retained in respect of that Tenant as mentioned in clause 16.3).

16.5	The Seller may (with the Buyer’s prior consent, such consent not to be unreasonably withheld) take any step to:

16.5.1	take control of any goods of any Tenant;

16.5.2	register any charging order over any Tenancy; or

16.5.3	issue a petition for the winding-up or bankruptcy of a Tenant (or any guarantor of a Tenant).

16.6	As between the Seller and the Buyer, this clause 16 shall apply notwithstanding any appropriation of any payment made by a Tenant (or its guarantor).

17.	MAINTENANCE CONTRACTS

17.1	The Seller shall use its reasonable endeavours to ensure that all contracts for the maintenance of the Property or for the supply of goods and/or services to the Property to which the Seller is a party are terminated at its own cost as soon as practicable (whether before or after completion).

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17.2	Subject to the Buyer complying with clause 17.3, until the date six months from the date of this contract the Seller shall keep the Buyer indemnified against all liabilities under such contracts including without limitation the termination of such contracts and/or liabilities arising from the employment of any individual performing services in respect of the maintenance contracts.

17.3	The Buyer shall allow the Seller and the contractors access to the Property after completion in order to remove any goods and equipment at the Property which belong to a contractor, and until such termination to the extent necessary to perform the Seller’s and the contractors’ obligations under such contracts.

17.4	This clause 17 does not apply to any contract to which clause 19 applies.

18.	MANAGEMENT

18.1	From the date of this contract until completion, the Seller will manage the Property in accordance with the Seller’s normal management practice, and in particular, but without limitation, the Seller will:

18.1.1	provide the services as required under the Tenancies

18.1.2	use reasonable endeavours to comply with all landlord covenants in the Tenancies

18.1.3	deal properly and promptly with any applications for licences or consents made under any of the Tenancies and any other dispute, arbitration, application, claim or matter relating to the Property or its occupation;

18.1.4	shall not accept any surrender of any Tenancy without the Buyer’s written consent; and

18.1.5	consult with the Buyer and have regard to the Buyer’s reasonable representations and comply with the Buyer’s reasonable requirements in connection with all matters in this clause but the Seller will not be obliged to comply with any requirement where compliance may result in the Seller either being materially prejudiced or incurring any liability under the Landlord and Tenant Act 1988.

18.2	As soon as reasonably practicable, the Seller shall send to the Buyer a copy of any document completed or served by the Seller or any notice served by the Seller in connection with any matter mentioned in clause 18.1.

18.3	The Buyer shall indemnify the Seller against all liabilities, damages, costs and expenses arising from any claim for breach of duty made against the Seller under the Landlord and Tenant Act 1988, or any claim for breach of duty or breach of covenant made against the Seller under any Tenancy, arising from any act or omission of the Buyer in respect of any matter which the Seller is obliged to refer to the Buyer under the terms of clause 18.1.

19.	EMPLOYMENT

19.1	In this clause 19.1 the following expressions mean:

“Employee” means John Barnard of 52 Barton Road, Haslington, Cambridge CB23 ILL; and

“Transfer Regulations” means the Transfer of Undertakings (Protection of Employment) Regulations 2006.

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19.2	The Employee is employed at the Property by or on behalf of the Seller.

19.3	The parties acknowledge that the sale and purchase of the Property constitutes a “relevant transfer” for the purposes of the Transfer Regulations and that accordingly the contract of employment of the Employee will have effect after actual completion as if originally made with the Buyer instead of the Seller pursuant and subject to the Transfer Regulations.

19.4	The Buyer shall indemnify the Seller on demand and keep the Seller indemnified against all liabilities, taxes, claims, costs and expenses which the Seller may incur arising out of or in connection with:

19.4.1	any claim made or threatened by or on behalf of the Employee arising out of or in connection with any act, omission, obligation or liability of the Buyer before, on or after actual completion in respect of such person; and/or

19.4.2	any claim made or threatened by or on behalf of the Employee on the grounds that he has exercised a right to treat his employment as terminated due to a substantial change being made or proposed by the Buyer to be made to his working conditions before, on, or after actual completion that is or is alleged to be to his detriment.

19.5	The Seller shall indemnify the Buyer on demand and keep the Buyer indemnified against all liabilities, taxes, claims, costs and expenses which the Buyer may incur arising out of or in connection with:

19.5.1	any claim made or threatened by or on behalf of the Employee arising out of or in connection with any act, omission, obligation or liability of the Seller before, on or after actual completion; and/or

19.5.2	any claim made or threatened by or on behalf of the Employee arising out of or in connection with any act, omission, obligation or liability of the Seller before actual completion with regard to wage rates under the National Minimum Wage and/or the National Living Wage.

19.6	The parties agree that should an employment tribunal be required to consider the amount of any compensation payable by the Seller in respect of any breach by it of Regulation 11 of the Transfer Regulations in connection with the matters contemplated in this contract (and in particular the transfer of the Employee contemplated in clause 19.3) it should have particular regard to the replies to enquiries given by the Seller to the Buyer in respect of the Employee.

19.7	The parties further agree that, given the existence of the commercially agreed provisions referred to in clause 19.5 above and the provision set out in Regulation 12(4)(0 of the Transfer Regulations, should there be found to have been any breach of Regulation 11 of the Transfer Regulations by the Seller in connection with the matters contemplated in this contract (and in particular the transfer of the Employee contemplated in clause 19.3) it would, in accordance with Regulation 12(5) of the Transfer Regulations, be just and equitable to award a sum less than £500 per employee as compensation to the Buyer under Regulation 12(3) of the Transfer Regulations in relation to such breach, and the parties agree that such sum should be zero, on the basis that the provisions referred to in clause 19.5 above represent the commercially agreed position between the parties in relation to any such breach and themselves provide the Buyer with adequate remedy.

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19.8	The Seller shall be responsible for the Employee’s Employment Costs relating to the period up to (but not including) actual completion whether payable before on or after actual completion.

19.9	The Buyer shall be responsible for the Employee’s Employment Costs relating to the period following actual completion.

20.	BASIC PAYMENT ENTITLEMENTS

20.1	The following definitions apply in this clause 20:

“Basic Payment Scheme” the basic payment scheme established by Regulation (EU) No 1307/2013 and any similar replacement scheme and any similar additional scheme, whether resulting from CAP Reform or otherwise, and including any similar or analogous scheme established under domestic legislation;

“CAP” Common Agricultural Policy;

“CAP Reform” the implementation of the agreement on the reform of the CAP under Regulations (EU) 1305/2013, 1306/2013, 1307/2013 and 1308/2013 of the European Parliament and of the Council and any similar replacement or additional legislative instruments and all associated delegated and implementing acts, and all legislation, guidance and codes of practice made from time to time under them by the UK government or any devolved authority applicable to the Property, in each case as amended, extended or re-enacted from time to time;

“Cross Compliance Conditions” the statutory management requirements and the standards for good agricultural and environmental condition of land listed in Regulation (EU) 1306/2013 and all associated delegated and implementing acts and laws and all subordinate legislation, guidance and codes of practice made from time to time under them and any similar replacement or similar additional conditions, requirements and standards that must be complied with for full payment under the Basic Payment Scheme;

“Defra” the Department for Environment, Food and Rural Affairs and any successor ministry or department;

“Entitlements” means the payment entitlements relating exclusively to the Property for subsidy payment under the Basic Payment Scheme and any similar replacement entitlements, whether resulting from CAP Reform or otherwise, and including any replacement entitlements established under domestic legislation;

“Greening Payment” the direct payment established by Regulation (EU) No 1307/2013 for farmers observing greening agricultural practices beneficial for the climate and the environment and any similar replacement payment and any similar additional payment, whether resulting from CAP Reform or otherwise, and including any similar or analogous payment established under domestic legislation;

“Natural England” the body responsible for the administration of the Environmental Stewardship Agreement in England and any other body discharging similar functions from time to time;

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“RPA” the Rural Payments Agency responsible for the administration of the Basic Payment Scheme and the Greening Payment in England and any other body discharging similar functions from time to time; and

“Rural Payments Service” the online service for Basic Payment Scheme applications and for transferring entitlements for subsidy payment under the Basic Payment Scheme.

20.2	The Property is sold together with whatever Entitlements (if any) the Seller enjoys.

20.3	As at the date of this contract the Seller does not hold the Entitlements but is registered on the Rural Payments Service and has transferred the Entitlements to the active farmers (as that term is defined by CAP).

20.4	On completion, the Seller shall deliver to the Buyer any documents in the Seller’s possession that relate exclusively to the Basic Payment Scheme, the Greening Payment, the Entitlements or the Cross Compliance Conditions in respect of the Property.

20.5	The Buyer:

20.5.1	accepts the Entitlements are not at the Seller’s disposal and any transfer of the Entitlements (or any of them) to the Buyer or the Buyer’s nominee will be a matter for the Buyer to address with the active farmer(s) at the end of the relevant tenancy as it sees fit and no warranties are given in that regard by the Seller; and

20.5.2	the Buyer will indemnify the Seller against any liabilities, costs, expenses, damages and losses suffered or incurred by the Seller in respect of any breach of the requirements of the Basic Payment Scheme (including the Cross Compliance Conditions) in relation to the Entitlements arising after Completion.

21.	ENVIRONMENTAL STEWARDSHIP AGREEMENT AND SSSI

21.1	The Buyer acknowledges that the sale of the Property is subject to the Environmental Stewardship Agreement and that part of the Property is designated as a Site of Special Scientific Interest.

21.2	The Seller will notify Natural England in writing of the transfer of the Property following Completion and will provide a copy of the notification to the Buyer.

21.3	The Buyer will:

21.3.1	use reasonable endeavours to comply with the terms and conditions of the Environmental Stewardship Agreement from Completion as if a party to the Environmental Stewardship Agreement in place of the Seller, and will indemnify the Seller and keep the Seller indemnified against all liabilities, costs, expenses, damages and losses suffered or incurred by the Seller arising out of or in connection with any breach by the Buyer or the Buyer’s employees, agents or contractors of the Environmental Stewardship Agreement after Completion; and

21.3.2	use all reasonable endeavours to procure the transfer of the Environmental Stewardship Agreement following Completion.

21.4	To the Seller’s knowledge it has not received notice of any breach of the terms and conditions of the Environmental Stewardship Agreement.

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21.5	The payments under the Environmental Stewardship Agreements for the claim year 2018 will be apportioned between the Buyer and Seller.

21.6	The Seller will hand over on Completion to the Buyer all relevant records and documents in its possession relating to the Environmental Stewardship Agreement.

21.7	Until such time as the Environmental Stewardship Agreement is transferred to the Buyer:

21.7.1	the Buyer will with effect from Completion comply and/or procure compliance with all requirements and obligations contained in the Environmental Stewardship Agreement and not do or permit or allow any act or omission that constitutes a breach of the Environmental Stewardship Agreement;

21.7.2	save to the extent the same is not the Buyer’s responsibility pursuant to clauses 21.3.1 and 21.7.1, the Seller will not do anything that breaches the Environmental Stewardship Agreement and shall provide the Buyer with copies of any non-privileged correspondence it receives relating to the Environmental Stewardship Agreement; and

21.7.3	any payments received by the Seller in relation to periods after Completion will be paid directly to the Buyer within 5 Business Days of receipt (subject to the Buyer complying with its obligations under this clause 21).

21.8	If Natural England refuses or is unable to the transfer the Environmental Stewardship Agreement to the Buyer then the Buyer will either:

21.8.1	apply for and enter into a new stewardship agreement with Natural England to replace the Environmental Stewardship Agreement or, if this is not practicable or such application is refused; or

21.8.2	continue to comply with its obligations in clauses 21.3.1 and 21.7.1 above until the expiry of the Environmental Stewardship Agreement.

21.9	Upon the transfer of the Environmental Stewardship Agreement from the Seller to the Buyer the Buyer shall promptly notify the Seller and provide the Seller with copies of the relevant confirmatory documentation from Natural England.

22.	CAPITAL ALLOWANCES

22.1	The following definitions apply in this clause 22:

“Elected Plant” means plant and machinery (within the meaning of the Capital Allowances Act 2001 (“CAA 2001”)) which constitute fixtures at the Property and on which the Seller has claimed or will claim capital allowances and in respect of which it has to bring in a disposal value into the computation of its corporation or income tax (as the case may be) by reason of this sale;

“General Pool Plant” means those items of Elected Plant which are in the general pool for the purposes of the CAA 2001;

“Special Rate Pool Plant” means those items of Elected Plant which are in the special rate pool for the purposes of the CAA 2001.

22.2	The Seller and the Buyer agree that the part of the Purchase Price attributable to the General Pool Plant is one pound (£1) (the “General Pool Amount”) and that the part of the Purchase Price attributable to the Special Rate Pool Plant is £1 (the “Special Rate Pool Amount”), the aggregate of the General Pool Amount and the Special Rate Pool Amount being £2 (the “Elected Amount”).

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22.3	On the Completion Date the Seller and the Buyer shall sign in duplicate an election under section 198 of the CAA 2001 in respect of the Elected Plant in the form set out in Schedule 2 (and containing the information required by that form) (each duplicate the “Section 198 Election”) reflecting their agreement to the General Pool Amount, the Special Rate Pool Amount and the Elected Amount being the disposal values for, respectively, the General Pool Plant, the Special Rate Pool Plant and the Elected Plant in each case required to be brought into account by the Seller and falling to be treated as expenditure incurred by the Buyer on the provision of, respectively, the General Pool Plant, the Special Rate Pool Plant and the Elected Plant for capital allowances purposes.

22.4	For the avoidance of doubt, this clause 22 will not be construed as meaning that the Seller has satisfied itself that either the General Pool Amount or the Special Rate Pool Amount, or the Elected Amount does not exceed the amount incurred by it in accordance with the CAA 2001 on the provision of, respectively, the General Pool Plant, the Special Rate Pool Plant or the Elected Plant.

22.5	The Seller and the Buyer shall each submit the Section 198 Election to HM Revenue & Customs within two years from the date of this contract (or such shorter time limit for submission of the Section 198 Election as may be prescribed by law) and take all reasonable steps to procure that the Section 198 Election is accepted by 1-IM Revenue & Customs.

22.6	The Seller and the Buyer agree to reflect the General Pool Amount, the Special Rate Pool Amount and the Elected Amount in their respective tax (capital allowances) computations and tax returns and to co-operate in the event of any dispute by HM Revenue & Customs concerning the Section 198 Election.

22.7	If the Section 198 Election is deficient or ineffective, the Seller and the Buyer shall each take all reasonable steps necessary to give effect to their intention in respect of capital allowances (as described in this clause 22), including amending the Section 198 Election or signing a new election for the purposes of section 198 of the CAA 2001 and submitting the amended Section 198 Election or new election to FEM Revenue & Customs within any time limit prescribed by law.

23.	VAT

23.1	Except where otherwise specified in this contract, the Buyer shall pay the Seller any VAT which may be due on supplies made to the Buyer under this contract within 5 Business Days of receipt of a valid VAT invoice. and all sums payable under this contract are exclusive of any VAT payable on them.

23.2	The Seller and Buyer intend and expect that the sale of the Property in accordance with this contract will constitute the transfer of a business or part of a business as a going concern within the terms of article 5 of the Value Added Tax (Special Provisions) Order 1995 so that the sale and purchase of the Property is properly regarded as neither a supply of goods nor a supply of services for the purposes of VAT. Notwithstanding the foregoing, the sale of the Property and the Purchase Price will not be affected by the determination as to whether this transaction is or is not a transfer of a going concern.

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23.3	The Seller warrants that it:

23.3.1	is duly registered for the purposes of VAT with registration number 202 9654 19;

23.3.2	subject to clause 23.4, has exercised a valid option to tax the Property (under Part 1 of Schedule 10 to the Value Added Tax Act 1994);

23.3.3	has notified HM Revenue & Customs of that option in accordance with paragraph 20 of Schedule 10 of the Value Added Tax Act 1994;

23.3.4	will supply a copy of the formal acknowledgement of notification under 23.3.3 issued by HM Revenue & Customs in respect of the land with title number CB361898 to the Buyer immediately following its receipt

23.3.5	subject to clause 23.4 shall not disapply the VAT option prior to Completion

23.3.6	shall not revoke any VAT option prior to Completion ;and

23.3.7	is not a VAT group within Aracaris Limited.

23.4	The Seller and the Buyer acknowledge that the Seller’s option to tax the Property will be disapplied in respect of the Lease and the transfer of the Property to the Buyer insofar as it relates to the part of the Property demised under the Lease.

23.5	The Buyer warrants and undertakes that the Buyer is duly registered for the purposes of VAT with registration number 102404087.

23.6	The Buyer warrants and undertakes that the Buyer:

23.6.1	has provided the Seller with a copy of its certificate of registration before the Completion Date;

23.6.2	will, prior to Completion, exercise (or be treated as having exercised) a valid option to tax the Property under Part 1 of Schedule 10 of the Value Added Tax Act 1994 with effect from the Completion Date;

23.6.3	will, prior to Completion, notify HM Revenue & Customs of that option in accordance with paragraph 20 of Schedule 10 of the Value Added Tax Act 1994 (the “Notification”);

23.6.4	will, prior to Completion, provide the Seller with a copy of the Notification;

23.6.5	shall, prior to Completion, provide the Seller with such other information and copy documents relating to the exercise of the option and the Notification as the Seller may reasonably request; and

23.6.6	shall provide the Seller with a copy of the formal acknowledgement of the Notification issued by HIM Revenue & Customs immediately following its receipt.

23.7	The Buyer warrants and undertakes that the Buyer:

23.7.1	shall not cause or permit its VAT registration to be cancelled on or before Completion;

23.7.2	shall not revoke the option referred to in clause 23.6.2 prior to Completion;

23.7.3	shall not disapply the option referred to in clause 23.6.2 prior to Completion

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23.8	The Buyer warrants and undertakes that:

23.8.1	it is buying the Property as beneficial owner and not as nominee for any other person or persons;

23.8.2	it intends for a reasonable period after Completion to continue to use the Property following actual completion for the same property letting business as that carried on by the Seller on and before actual completion;

23.8.3	article 5(2B) of the Value Added Tax (Special Provisions) Order 1995 does not and will not apply to the Buyer in relation to the Property; and

23.8.4	no Tenant is a member of a VAT group with the Buyer.

23.9	If on the Completion Date:

23.9.1	the Buyer, does not have a valid VAT registration and is not a taxable person for VAT purposes; or

23.9.2	the Buyer has failed in any respect to comply with its obligations or has in any respect breached its warranties in this clause 23,

the Buyer shall on the Completion Date pay to the Seller’s Solicitors an amount equal to VAT on the Purchase Price (“Purchase VAT”) and the Seller shall issue a VAT invoice to the Buyer.

23.10	The Seller undertakes that if and to the extent that the transfer of the Property pursuant to this contract does not constitute a taxable supply, the Seller shall promptly return to the Buyer the appropriate proportion of the Purchase VAT.

23.11	If on or after Completion HM Revenue & Customs determine that VAT is payable on the sale of the Property or any part of it the Buyer shall, within 5 Business Days of receipt of a valid VAT invoice from the Seller, pay to the Seller an amount equal to the VAT required to have been paid to HM Revenue & Customs together with any interest, penalty, surcharge or other sum demanded by HM Revenue & Customs in relation to the sale) other than any such interest penalty surcharge or other payment arising as a result of the Seller’s breach of its obligations under this contract.

23.12	If the Buyer fails to pay any amount in respect of VAT (following receipt of a valid VAT invoice) when due to be paid to the Seller pursuant to this contract, the Buyer shall in addition pay interest on it at the Contract Rate from the date that such payment was payable until the date that the Buyer makes actual payment to the Seller.

23.13	Condition 2 does not apply to this contract.

23.14	The Seller will within 6 months of completion provide the Buyer with copies of invoices totalling approximately £1.2 million for the purposes of the capital goods scheme pursuant to the provisions of Part XV of the Value Added Tax Regulations 1995.

24.	RELEASE OF THE SELLER

24.1	The Buyer shall give the Seller all reasonable assistance and information which the Seller may require in connection with any application by the Seller pursuant to section 6 or section 7 of the Landlord and Tenant (Covenants) Act 1995 for a release of the Seller from any landlord covenant (which term is to be construed consistently with the Landlord and Tenant (Covenants) Act 1995) under the Tenancies or to the court for a declaration that a release of such landlord covenant is reasonable or in connection with any release of the Seller from any liability under any Tenancy pursuant to that Tenancy.

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24.2	Condition 5.3 does not apply to this contract.

25.	POST-COMPLETION RECEIPTS

If the Seller receives any payment pursuant to any Tenancy from (or on behalf of) any Tenant after Completion and the Seller is not entitled to that payment by virtue of this contract, the Seller may, if there are Arrears in relation to that Tenant to which the Seller is entitled, retain the whole or such part of the amount received as does not exceed those Arrears, and apply it in order to reduce or discharge (on a pound-for-pound basis) the Arrears due from that Tenant and to which the Seller is entitled, and the Buyer may then credit an amount equal to the sum retained against any Arrears which the Buyer is liable to pay to the Seller pursuant to clause 16. If there are no such Arrears, the Seller may at its discretion (but in any event as soon as is reasonably practicable after the relevant receipt), either return the payment to the relevant Tenant (in which case the Seller shall have no liability to the Buyer as regards such payment) or pass the payment to the Buyer (in which case the Buyer shall indemnify the Seller against any liability to the Tenant in respect of the payment).

26.	STATE AND CONDITION OF THE PROPERTY

26.1	The parties agree that all risks associated directly or indirectly with the Registered Property and the Unregistered Land or the state and condition of the Registered Property and the Unregistered Land pass to the Buyer on the date of this contract.

26.2	The Buyer acknowledges that it has inspected the Registered Property and the Unregistered Land, has had the opportunity (and the Seller’s permission) to undertake its own investigations and surveys into the state and condition of the Registered Property and the Unregistered Land (both above and below ground) and has satisfied itself as to the state and condition of the Registered Property and the Unregistered Land and has formed its own view as to the suitability of the Registered Property and the Unregistered Land for the Buyer’s purposes.

26.3	The parties agree that the Seller shall not, under any circumstances, be liable for:

26.3.1	the state and condition of the Registered Property or the Unregistered Land, nor 26.3.2 any loss or damage or injury of any kind whatsoever arising from:

(a)	the state and condition of the Registered Property or the Unregistered Land, or

(b)	any defect in the Registered Property or the Unregistered Land, or

(c)	the presence of any substances or materials in, on or under the Registered Property or the Unregistered Land or the escape from the Registered Property or the Unregistered Land at any time of any substances or materials.

26.4	The parties agree that all warranties, conditions and stipulations whatsoever on the part of the Seller as to the state and condition of the Registered Property and the Unregistered Land are excluded and the Buyer accepts full responsibility for its state and condition.

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26.5	The Buyer acknowledges that it will be solely responsible for carrying out and bearing the costs of any remediation or clean-up works and related investigations required by or agreed with any regulatory authority or required under any law and resulting from any contamination or pollution at, in, on, under or from the Registered Property or the Unregistered Land and agrees that it will at all times indemnify the Seller against any proceedings costs, claims, demands and expenses resulting from any such contamination.

27.	HEALTH AND SAFETY FILE

The Buyer acknowledges that it has inspected the health and safety file for the Registered Property maintained by the Seller for the purposes of the Construction (Design and Management) Regulations 2015 (and their predecessor Regulations) and that it is aware of the nature and purpose of that file.

28.	COSTS

28.1	Each party shall reimburse the other for any costs properly incurred by the relevant party in respect of any steps taken to enforce or complete this contract, including the preparation and service of any notice to complete.

28.2	Any obligation to pay costs includes an obligation to pay associated disbursements and other fees and expenses and includes an obligation to pay an amount equal to any VAT on such costs, disbursements, fees and expenses which is irrecoverable by the party incurring the costs.

29.	CONFIDENTIALITY

29.1	Without prejudice to clause 29.2, each party shall treat this contract as confidential to it and to its professional advisers.

29.2	Except as required to comply with this contract or with any statutory, regulatory or court requirements (including the requirements of any stock exchange), neither party to this contract shall disclose its existence or terms to any newspaper or journal, television or radio station, or website, nor publish this contract or its terms through any other medium, nor make any public announcement about this contract without the written consent of the other party (which shall not be unreasonably withheld or delayed).

29.3	Neither the Buyer nor the Seller may apply to register this contract against the registered title(s) to the Property (or any other affected land) by way of an agreed notice in form AN I.

29.4	If the Buyer applies to register this contract against the registered title(s) to the Property (or any other affected land) by way of a unilateral notice in form UN 1:

29.4.1	the Buyer will immediately apply to HM Land Registry in form UN2 for the removal of such unilateral notice if this contract is rescinded by either party;

29.4.2	the Seller will not apply to I LM Land Registry for the cancellation of such unilateral notice while this contract subsists but the Buyer will not object to any such application by the Seller if this contract is properly rescinded by either party; and

29.4.3	unless obliged to do so by law neither the Buyer nor the Seller will supply either the original or a copy of this contract to 1-IM Land Registry whether with an application for a unilateral notice or otherwise.

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30.	ENTIRE CONTRACT

30.1	The parties acknowledge that this contract and any document annexed to it contain all the express terms of the contract between them for the sale and purchase of the Registered Property and the Unregistered Land.

30.2	The Buyer acknowledges that:

30.2.1	except for the written replies made by the Seller’s Solicitors to the formal written pre-contract enquiries made by the Buyer’s Solicitors, it has not relied on or taken into account any statement or representation made by or on behalf of the Seller, whether written or oral (and including any made negligently) in deciding to enter into this contract; and

30.2.2	it shall not be entitled to make any requisition or claim in respect of the state of repair or condition of the Registered Property or the Unregistered Land or the compliance or non-compliance of the Registered Property or the Unregistered Land or its use with any legislation.

30.3	Condition 10.1 does not apply to this contract.

30.4	Nothing in this contract will operate to limit, restrict or exclude any liability for fraud.

31.	AFTER COMPLETION

31.1	Completion, including completion of the Transfer and of any other deed or document entered into pursuant to this contract, does not cancel any liability to perform any outstanding obligation under this contract.

31.2	Each party shall pay interest at the Contract Rate on any sum due to the other after completion for the period from and including the date any such sum is due to but excluding the date it is received by the relevant party.

31.3	Condition 10.4 does not apply to this contract.

32.	NOTICES AND DOCUMENTS

32.1	This clause applies to:

32.1.1	any notice required or authorised by this contract; and 32.1.2 any deed or document entered into pursuant to this contract.

32.2	A notice or document to which this clause applies shall be in writing.

32.3	For the purposes of giving a notice or delivering a document to which this clause applies:

32.3.1	the Seller’s address is as stated in the description of the Seller as a party to this contract at the beginning of this document; and

32.3.2	the Buyer’s address is as stated in the description of the Buyer as a party to this contract at the beginning of this document.

32.4	Giving notice or delivering a document to the Seller’s Solicitors or the Buyer’s Solicitors at the address and with the reference (if any) stated in clause 1, has the same effect as giving or delivering it to that party.

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32.5	Sending a notice or document by fax or email is not a valid means of giving a notice or delivering a document.

32.6	Subject to the remainder of this clause, a notice is given and a document is delivered when it is received.

32.7	A notice or document sent through the document exchange is received when it is available for collection.

32.8	A notice or document which is received after 5.00 pm on a Business Day, or on a day which is not a Business Day, is to be treated as having been received before 5.00 pm the next Business Day.

32.9	Condition 1.3 does not apply to this contract.

33.	CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

33.1	Unless expressly stated nothing in this contract will create any rights in favour of any person pursuant to the Contracts (Rights of Third Parties) Act 1999.

33.2	Condition 1.5 does not apply to this contract.

34.	GOVERNING LAW AND JURISDICTION

34.1	This contract, and any deed or document entered into pursuant to it, and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) are governed by the law of England and Wales.

34.2	The parties irrevocably agree that the courts of England and Wales have exclusive jurisdiction to determine any dispute or claim that arises out of or in connection with this contract or its subject matter or formation (including non-contractual disputes or claims).

This contract has been entered into on the date stated at the beginning of it.

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SCHEDULE 1
THE TENANCIES

Date	Document	Parties	Original or copy?
PREMISES: VISION CENTRE, SAWSTON, CAMBRIDGE
Prior to Completion	Lease	(1) Aracaris Capital Limited (2) Aracaris Limited	Original
PREMISES: WHITTLE LAKE TROUT FISHERY, SAWSTON, CAMBRIDGE
Various	Whittle Lake, 2018 Membership List dated 07 August 2018 (as annexed to this contract as Annexure 6)	Various	Not applicable
PREMISES: MILL FARM, SAWSTON, CAMBRIDGE
29 August 2017	Farm Business Tenancy	(1) Aracaris Capital Limited (2) Drivers Farms Limited	Original
PREMISES: DERNFORD FEN, SAWSTON, CAMBRIDGE
13 April 2018	Grazing Licence	(I) Aracaris Capital Limited (2) Angelika von Hiemendahl	Original
PREMISES: CDC WAREHOUSE, SAWSTON, CAMBRIDGE
10 October 2017	Lease	(1) Aracaris Limited (2) Routebuy Limited (3) Commodity Centre (Group) Limited	Original

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Date	Document	Parties	Original or copy?
PREMISES: VISION CENTRE, SAWSTON, CAMBRIDGE
PREMISES: LAND NEAR CHURCH LANE, WHITTLESFORD, CAMBRIDGE
21 July 2010	Lease	(1) Spicers Limited (2) Sustrans Limited	Copy
PREMISES: WAYLEAVE AGREEMENTS RELATING TO THE PROPERTY
25 October 2016	Wayleave Agreement	(1) Aracaris Capital Limited (2) Eastern Power Networks plc	Copy
01 December 2014	Wayleave Agreement	U) Paul O’Keefe (2) Eastern Power Networks plc	Original
06 February 2009	Wayleave Agreement	(1) Spicers Limited (2) EDF Energy Networks (EPN)	Copy
16 August 2005	Wayleave Agreement	(1) Spicers Limited (2) EDF Energy Networks (EPN) plc	Original
17 January 1992	Wayleave Agreement	(1) Spicers Limited (2) Eastern Electricity plc	Original
21 November 1991	Wayleave Agreement	(1) Spicers Limited (2) Eastern Electricity plc	Copy
29 October 1976	Wayleave Agreement	U) Spicers Limited L2j Eastern Electricity Board	Copy

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Date	Document	Parties	Original or copy?
PREMISES: VISION CENTRE, SAWSTON, CAMBRIDGE
January 1975	Wayleave Agreement	LL Spicers Limited (2) Eastern Electricity Board	Copy
07 January 1974	Wayleave Agreement	(1) Spicers Limited (2) Eastern Electricity Board	Copy
29 December 1970	Wayleave Agreement	Parties unspecified	Original
16 October 1969	Wayleave Agreement	a) Spicers Limited (2) Eastern Electricity Board	Copy
01 March 1967	Wayleave Agreement	CI) Spicers Limited ) Eastern Electricity Board	Copy
07 December 1967	Wayleave Agreement	(1) Spicers Limited (2) The Eastern Electricity Board	Original
28 October 1966	Wayleave Agreement	Parties unspecified	Original
22 April 1964	Wayleave Agreement	( Spicers Limited a) Eastern Electricity Board	Copy
02 December 1964	Wayleave Agreement	Parties unspecified	Original

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SCHEDULE 2

FORM OF ELECTION UNDER SECTION 198 OF THE CAPITAL ALLOWANCES

ACT 2001

NOTICE OF AN ELECTION UNDER SECTION 198 OF THE CAPITAL ALLOWANCES

ACT 2001

Seller’s name and address:	ARACARIS CAPITAL LIMITED (incorporated and registered in England and Wales under company registration number 09103328), the registered office of which is at Suite 1, 3rd Floor, 11-12 St. James’s Square, London SW1Y 4LB
Seller’s tax district and reference:	[TBC]
Buyer’s name and address:	Huawei Technologies Research & Development (UK) Limited 302 Cambridge Science Park , Milton Road Cambridge CB4 OWG
Buyer’s tax district and reference:	680/90171/15073
Property:	Spicers, Sawston, Cambridge
Title numbers:	CB1793, CB98091, CB219591, CB271349, CB278414 and CB361898
Interest:	Freehold
Date of exchange of contract:
Date of completion:
Total price:	Thirty seven million five hundred thousand pounds (£37,500,000) (exclusive of any VAT which may be due).
Amount apportioned to plant and machinery in the general pool forming fixtures at the Property:	One pound (£1) (exclusive of any VAT which may be due).

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Amount apportioned to plant and machinery in the special rate pool forming fixtures at the Property:	One pound (£1) (exclusive of any VAT which may be due).

The Seller and the Buyer jointly elect pursuant to the provisions of section 198 of the Capital Allowances Act 2001 that the amount which for the purposes of Part 2 of the Capital Allowances Act 2001 is to be taken as the portion of the sale price of the interest specified above which falls to be treated as capital expenditure incurred by the Buyer on the provision of all the plant and machinery at the Property is two pounds (£2).

Signed	/s/ Linda F. Powers
Name	Linda F. Powers
for and on behalf of the Seller
Dated: 5 December 2018

Signed	/s/ H.H.Koopmans
Name	H.H.Koopmans
for and on behalf of the Buyer
Dated: 5 December 2018